EXHIBIT 99.1

AutoZone 2nd Quarter EPS Increases 15.1% to $4.78

MEMPHIS, Tenn., Feb. 26, 2013 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $1.9 billion for its second quarter (12 weeks) ended February 9, 2013, an increase of 2.8% from the second quarter of fiscal 2012 (12 weeks). Domestic same store sales, or sales for stores open at least one year, decreased 1.8% for the quarter.

Net income for the quarter increased $9.3 million, or 5.6%, over the same period last year to $176.2 million, while diluted earnings increased 15.1% to $4.78 per share from $4.15 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 51.9% (versus 51.3% for last year's quarter). The improvement in gross margin was primarily driven by lower acquisition costs. Operating expenses, as a percentage of sales, were 34.7% (versus 34.7% last year). Operating expenses, as a percentage of sales, increased slightly due to the lower sales growth rates, partially offset by lower incentive compensation (47 bps).

Under its share repurchase program, AutoZone repurchased 513 thousand shares of its common stock for $185 million during the second quarter, at an average price of $361 per share. At quarter end, the Company had $603 million remaining under its current share repurchase authorization.

The Company's inventory increased 7.0% over the same period last year, driven by an increase in store count and continued strategic investments in hard parts assortment. Net inventory, defined as merchandise inventories less accounts payable per store was a negative $54 thousand versus negative $51 thousand last year.

"While we are pleased to report our twenty-sixth consecutive quarter of double digit earnings per share growth, we were not pleased with our same store sales results for the quarter.  Historically, we have seen our sales increase significantly during the final two weeks of our second quarter.  However, this year our total domestic auto parts same store sales for the last two weeks declined by eight percent.  Our belief is the approximate two week delay in processing of income tax returns this year was the key contributor to this decline in sales.  Our expectation is sales in the upcoming quarter should recover to more normalized sales volumes.  Excluding the last two weeks, our sales were generally consistent with last quarter," said Bill Rhodes, Chairman, President and Chief Executive Officer.  "I would like to thank and congratulate our entire team of 70,000+ AutoZoners for their intense dedication and hard work which delivered strong earnings per share and return on invested capital performance in the second quarter.  As we enter our key spring and summer selling season, we are optimistic about our future.  We believe we have the right initiatives in place to meet and exceed our customer's expectations.  We remain committed to our disciplined approach of growing operating earnings while efficiently utilizing our capital."

During the quarter ended February 9, 2013, AutoZone opened 32 new stores in the U.S. and opened nine new stores in Mexico. As of February 9, 2013, the Company had 4,735 stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 334 stores in Mexico, and one store in Brazil for a total store count of 5,070.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, non-automotive products and subscriptions to the ALLDATAdiy product through www.autozone.com, accessories through www.autoanything.com and our commercial customers can make purchases through www.autozonepro.com.    AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, February 26, 2013, beginning at 10:00 a.m. (EST) to discuss its second quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, March 5, 2013 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 25, 2012, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 2nd Quarter Highlights - Fiscal 2013

Condensed Consolidated Statements of Operations
2nd Quarter, FY2013
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended February 9, 2013	12 Weeks Ended February 11, 2012

Net sales	$ 1,855,198	$ 1,804,069
Cost of sales	893,217	877,854
Gross profit	961,981	926,215
Operating, SG&A expenses	644,410	625,564
Operating profit (EBIT)	317,571	300,651
Interest expense, net	41,323	38,923
Income before taxes	276,248	261,728
Income taxes	100,001	94,798
Net income	$ 176,247	$ 166,930
Net income per share:
Basic	$ 4.86	$ 4.25
Diluted	$ 4.78	$ 4.15
Weighted average shares outstanding:
Basic	36,258	39,281
Diluted	36,904	40,237

Year-To-Date 2nd Quarter, FY2013
(in thousands, except per share data)	GAAP Results
	24 Weeks Ended February 9, 2013	24 Weeks Ended February 11, 2012

Net sales	$ 3,846,238	$ 3,728,411
Cost of sales	1,852,391	1,818,569
Gross profit	1,993,847	1,909,842
Operating, SG&A expenses	1,312,999	1,268,257
Operating profit (EBIT)	680,848	641,585
Interest expense, net	82,428	78,017
Income before taxes	598,420	563,568
Income taxes	218,722	205,513
Net income	$ 379,698	$ 358,055
Net income per share:
Basic	$ 10.39	$ 9.05
Diluted	$ 10.19	$ 8.83
Weighted average shares outstanding:
Basic	36,552	39,573
Diluted	37,246	40,551

Selected Balance Sheet Information
(in thousands)
	February 9, 2013	February 11, 2012	August 25, 2012

Cash and cash equivalents	$ 115,548	$ 103,207	$ 103,093
Merchandise inventories	2,758,543	2,577,704	2,627,983
Current assets	3,123,368	2,908,564	2,978,946
Property and equipment, net	2,944,549	2,724,396	2,855,928
Total assets	6,662,188	6,056,464	6,265,639
Accounts payable	3,034,017	2,824,873	2,926,740
Current liabilities*	4,231,808	3,516,789	3,655,592
Total debt*	3,997,806	3,464,360	3,768,183
Stockholders' (deficit)	(1,550,109)	(1,295,524)	(1,548,025)
Working capital	(1,108,440)	(608,225)	(676,646)

* Current liabilities and total debt both include short-term borrowings of $484,533 at February 9, 2013; $29,560 at February 11, 2012 and $49,881 at August 25, 2012.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	February 9, 2013	February 11, 2012
Net income	$ 952,016	$ 886,898
Add: Interest	180,316	171,745
Taxes	535,822	499,877
EBIT	1,668,154	1,558,520

Add: Depreciation	218,705	203,962
Rent expense	235,611	220,875
Share-based expense	34,934	29,551
EBITDAR	$ 2,157,404	$ 2,012,908

Debt	$ 3,997,806	$ 3,464,360
Capital lease obligations	99,369	103,774
Add: rent x 6	1,413,666	1,325,250
Adjusted debt	$ 5,510,841	$ 4,893,384

Adjusted debt to EBITDAR	2.6	2.4

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended February 9, 2013	12 Weeks Ended February 11, 2012	24 Weeks Ended February 9, 2013	24 Weeks Ended February 11, 2012

Depreciation	$ 52,344	$ 47,523	$ 103,044	$ 96,170
Capital spending	$ 89,183	$ 70,506	$ 169,613	$ 132,430

Cash flow before share repurchases:
Increase in cash and cash equivalents	$ 15,684	$ 6,531	$ 12,455	$ 5,601
Subtract increase in debt	195,069	107,856	229,517	113,652
Add back share repurchases	185,016	172,505	502,348	482,270
Cash flow before share repurchases and changes in debt	$ 5,631	$ 71,180	$ 285,286	$ 374,219

Other Selected Financial Information
(in thousands, except ROIC)
	February 9, 2013	February 11, 2012

Cumulative share repurchases ($ since fiscal 1998)	$ 12,046,591	$ 10,663,643
Remaining share authorization ($)	$ 603,409	$ 486,357

Cumulative share repurchases (shares since fiscal 1998)	132,506	128,799

Shares outstanding, end of quarter	36,079	38,951

	Trailing 4 Quarters
	February 9, 2013	February 11, 2012
Net income	$ 952,016	$ 886,898
Adjustments:
Interest expense	180,316	171,745
Rent expense	235,611	220,875
Tax effect*	(149,733)	(141,523)
After-tax return	1,218,210	1,137,995

Average debt**	3,727,872	3,328,075
Average stockholders' deficit**	(1,480,371)	(1,210,962)
Add: Rent x 6	1,413,666	1,325,250
Average capital lease obligations**	101,446	88,413
Pre-tax invested capital	$ 3,762,613	$ 3,530,776

Return on Invested Capital (ROIC)	32.4%	32.2%

* Effective tax rate over the trailing four quarters ended February 9, 2013 and February 11, 2012 is 36.0%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 2nd Quarter Fiscal 2013
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended February 9, 2013	12 Weeks Ended February 11, 2012	24 Weeks Ended February 9, 2013	24 Weeks Ended February 11, 2012
Domestic stores:
Store count:
Beginning domestic stores	4,703	4,551	4,685	4,534
Stores opened	32	29	51	46
Stores closed	--	--	1	--
Ending domestic stores	4,735	4,580	4,735	4,580
Relocated stores	3	4	3	5

Stores with commercial programs	3,146	2,825	3,146	2,825

Square footage (in thousands):	30,713	29,636	30,713	29,636

Mexico stores:
Stores opened	9	6	13	8
Total stores in Mexico	334	287	334	287

Brazil stores:
Stores opened	--	--	1	--
Total stores in Brazil	1	--	1	--

Total stores chainwide	5,070	4,867	5,070	4,867

Square footage (in thousands):	33,155	31,727	33,155	31,727
Square footage per store	6,539	6,519	6,539	6,519

Sales Statistics
($ in thousands, except sales per average square foot and percentages)
Total Auto Parts (Domestic, Mexico and Brazil)	12 Weeks Ended February 9, 2013	12 Weeks Ended February 11, 2012	Trailing 4 Quarters February 9, 2013	Trailing 4 Quarters February 11, 2012
Total auto parts sales	$ 1,796,280	$ 1,762,903	$ 8,520,522	$ 8,174,796
% Increase vs. LY	1.9%	8.6%	4.2%	8.1%

Sales per average store	$ 356	$ 364	$ 1,715	$ 1,714
Sales per average square foot	$ 54	$ 56	$ 263	$ 263

Domestic Commercial
Total domestic commercial sales	$ 289,915	$ 266,547	$ 1,352,473	$ 1,179,408
% Increase vs. LY	8.8%	24.6%	14.7%	23.4%

All Other (ALLDATA, E-Commerce and AutoAnything)
All other sales	$ 58,918	$ 41,166	$ 201,166	$ 173,980
% Increase vs. LY	43.1%	11.3%	15.6%	11.3%

	12 Weeks Ended February 9, 2013	12 Weeks Ended February 11, 2012	24 Weeks Ended February 9, 2013	24 Weeks Ended February 11, 2012
Domestic same store sales	(1.8%)	5.9%	(0.7%)	5.2%

Inventory Statistics (Total Stores)
	as of February 9, 2013	as of February 11, 2012
Accounts payable/inventory	110.0%	109.6%

($ in thousands)
Inventory	$ 2,758,543	$ 2,577,704
Inventory per store	$ 544	$ 530
Net inventory (net of payables)	$ (275,474)	$ (247,169)
Net inventory / per store	$ (54)	$ (51)

	Trailing 5 Quarters
	February 9, 2013	February 11, 2012
Inventory turns	1.6 x	1.6 x
CONTACT: Financial: Brian Campbell at (901) 495-7005
         brian.campbell@autozone.com

         Media: Ray Pohlman at (866) 966-3017
         ray.pohlman@autozone.com